UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               The Wet Seal, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    961840105
                                 (CUSIP Number)

                                November 5, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 17 Pages

CUSIP No. 961840105                   13G/A               Page 2 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 669,067 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.89% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 3 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 669,067 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.89% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 4 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY
            OWNED BY EACH REPORTING PERSON
            warrants to acquire 669,067 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.89% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 5 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 669,067 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.89% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 6 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 669,067 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.89% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 7 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 669,067 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 669,067 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.89% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 8 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, L.P. (f/k/a Highbridge/Zwirn Special Opportunities Fund, L.P.)
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 192,784.5 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 192,784.5 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 192,784.5 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.55% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 9 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, Ltd. (f/k/a Highbridge/Zwirn Special Opportunities Fund, Ltd.)
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 192,784.5 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 192,784.5 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 192,784.5 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.55% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 10 of 17 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn & Co., L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 385,569 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 385,569 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 385,569 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.10% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 11 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Zwirn Holdings, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 385,569 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 385,569 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 385,569 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.10% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 12 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            DBZ GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 385,569 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       ------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 385,569 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            warrants to acquire 385,569 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.10% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 13 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Daniel B. Zwirn
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    warrants to acquire 385,569 shares of Class A Common Stock
                    (See Item 4(a))
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    warrants to acquire 385,569 shares of Class A Common Stock
                    (See Item 4(a))
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON warrants to acquire 385,569 shares of Class A Common Stock
            (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.10% (See Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                   13G/A               Page 14 of 17 Pages

          This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G which was filed on July 9, 2004 (the "Schedule 13G") with respect to shares of Class A Common Stock, par value $0.10 per share (the "Common Stock") of The Wet Seal, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 4 and 5 in their entirety as set forth below.

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               As of the date of this filing, (i) Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of 669,067 shares of Class A Common Stock issuable to Smithfield Fiduciary LLC upon exercise of certain warrants, (ii) D.B. Zwirn Special Opportunities Fund, L.P. (f/k/a Highbridge/ Zwirn Special Opportunities Fund, L.P.) ("D.B. Zwirn Special Opportunities Fund, L.P.") may be deemed the beneficial owner of 192,784.5 shares of Class A Common Stock issuable to it upon exercise of certain warrants, (iii) D.B. Zwirn Special Opportunities Fund, Ltd. (f/k/a Highbridge/Zwirn Special Opportunities
Fund, Ltd.) ("D.B. Zwirn Special Opportunities Fund, Ltd.") may be deemed the beneficial owner of 192,784.5 shares of Class A Common Stock issuable to it upon exercise of certain warrants and (iv) D.B. Zwirn & Co., L.P., Zwirn Holdings, LLC, DBZ GP, LLC and Daniel B. Zwirn may be deemed the beneficial owner of (x) 192,784.5 shares of Class A Common Stock issuable to D.B. Zwirn Special Opportunities Fund, L.P. upon exercise of the warrants referred to in Item 4(a)(ii) above and (y) 192,784.5 shares of Class A Common Stock issuable to
D.B. Zwirn Special Opportunities Fund, Ltd. upon exercise of the warrants referred to in Item 4(a)(iii) above.

               Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and Highbridge Capital Corporation. Glenn Dubin is a Managing Partner of Highbridge Capital Management, LLC. Henry Swieca is a Managing Partner of Highbridge Capital Management, LLC. Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC which is a wholly-owned subsidiary of Highbridge Capital Corporation, a broker/dealer.

               D.B. Zwirn & Co., L.P. is the trading manager of each of D.B. Zwirn Special Opportunities Fund, Ltd. and D.B. Zwirn Special Opportunities Fund, L.P. and consequently has voting control and investment discretion over the securities held by each of D.B. Zwirn Special Opportunities Fund, Ltd. and D.B. Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

               The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person.

          (b)  Percent of class:

               With respect to Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca, approximately 1.89% as of the date of this filing. (Based on the Company's



CUSIP No. 961840105                   13G/A               Page 15 of 17 Pages

Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004, there were 34,657,824 shares of Common Stock issued and outstanding as of September 7, 2004. In addition, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the warrants to purchase 669,067 shares of Common Stock referred to in Item 4(a)(i) above.)

               With respect to D.B. Zwirn Special Opportunities Fund, L.P., approximately 0.55% as of the date of this filing. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004, there were 34,657,824 shares of Common Stock issued and outstanding as of September 7, 2004. In addition, D.B. Zwirn Special Opportunities Fund, L.P. may be deemed the beneficial owner of the warrants to purchase 192,784.5 shares of Common Stock referred to in Item 4(a)(ii) above.)

               With respect to D.B. Zwirn Special Opportunities Fund,
Ltd., approximately 0.55% as of the date of this filing. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004, there were 34,657,824 shares of Common Stock issued and outstanding as of September 7, 2004. In addition, D.B. Zwirn Special Opportunities Fund,
Ltd. may be deemed the beneficial owner of the warrants to purchase 192,784.5 shares of Common Stock referred to in Item 4(a)(iii) above.)

               With respect to D.B. Zwirn & Co., L.P., Zwirn Holdings, LLC, DBZ GP, LLC and Daniel B. Zwirn, approximately 1.10% as of the date of this filing. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004, there were 34,657,824 shares of Common Stock issued and outstanding as of September 7, 2004. In addition, D.B. Zwirn & Co., L.P., Zwirn Holdings, LLC, DBZ GP, LLC and Daniel B. Zwirn may be deemed the beneficial owner of the warrants to purchase 385,569 shares of Common Stock referred to in
Item 4(a)(iv) above.)

          (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote

                      0

               (ii)   Shared power to vote or to direct the vote
                      See Item 4(a) above.

              (iii)   Sole power to dispose or to direct the disposition of

                      0

              (iv) Shared power to dispose or to direct the disposition of See Item 4(a) above.

Item 5.  Ownership of Five Percent or Less of a Class

CUSIP No. 961840105                   13G/A               Page 16 of 17 Pages

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

CUSIP No. 961840105                   13G/A               Page 17 of 17 Pages

                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: November 19, 2004

SMITHFIELD FIDUCIARY LLC                 HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                By: /s/ Howard Feitelberg
    ------------------------------           ---------------------------------
Name: Howard Feitelberg                  Name: Howard Feitelberg
Title: Director                          Title: Director


HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By: /s/ Howard Feitelberg                By: /s/ Ronald S. Resnick
    ------------------------------           ---------------------------------
Name: Howard Feitelberg                  Name: Ronald S. Resnick
Title: Controller                        Title: Managing Director

/s/ Glenn Dubin                          /s/ Henry Swieca
------------------------------           ---------------------------------
GLENN DUBIN                              HENRY SWIECA

D.B. ZWIRN SPECIAL OPPORTUNITIES         D.B. ZWIRN SPECIAL OPPORTUNITIES
FUND, L.P.                               FUND, LTD.
By: D.B. Zwirn & Co., L.P.               By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                         By: DBZ GP, LLC,
    its General Partner                      its General Partner
By: Zwirn Holdings, LLC,                 By: Zwirn Holdings, LLC,
    its Managing Member                      its Managing Member

By: /s/ Daniel B. Zwirn                  By: /s/ Daniel B. Zwirn
    ------------------------------           ---------------------------------
Name: Daniel B. Zwirn                    Name: Daniel B. Zwirn
Title: Managing Member                   Title: Managing Member


D.B. ZWIRN & CO., L.P.                   ZWIRN HOLDINGS, LLC
By: DBZ GP, LLC,
    its General Partner                 By: /s/ Daniel B. Zwirn
By: Zwirn Holdings, LLC,                    ---------------------------------
    its Managing Member                 Name: Daniel B. Zwirn
                                        Title: Managing Member
By: /s/ Daniel B. Zwirn
    ------------------------------
Name: Daniel B. Zwirn
Title: Managing Member

DBZ GP, LLC
By: Zwirn Holdings, LLC,
    its Managing Member

By: /s/ Daniel B. Zwirn                 /s/ Daniel B. Zwirn
    ------------------------------      ---------------------------------
Name: Daniel B. Zwirn                   DANIEL B. ZWIRN
Title: Managing Member